EXHIBIT (14)

POWERS OF ATTORNEY

POWER OF ATTORNEY

WITH RESPECT TO

TRANSAMERICA LIFE INSURANCE COMPANY

SEPARATE ACCOUNTS

Know all men by these presents that James A. Beardsworth, whose signature appears below, constitutes and appoints Craig D.Vermie and Brenda K. Clancy, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any registration statements and amendments thereto for the Separate Accounts of Transamerica Life Insurance Company, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute, may do or cause to be done by virtue hereof.

/s/ James A. Beardsworth
James A. Beardsworth
Senior Vice President and Treasurer
Transamerica Life Insurance Company

June 16, 2005
Date